EXHIBIT 2.1

                        CERTIFICATE OF AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION




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                                                         State of Delaware
                                                         Secretary of State
                                                      Division of Corporations
                                                   Delivered 10:32 AM 03/18/2004
                                                     FILED 10:32 AM 03/18/2004
                                                   SRV 040201119 - 3338767 FILE



                            CERTIFICATE OF AMENDMENT
                       TO THE CERTIFICATE OF INCORPORATION
                                       OF
                            WILMINGTON REXFORD, INC.

                                UNDER SECTION 242
                                     OF THE
                        DELAWARE GENERAL CORPORATION LAW

Wilmington Rexford, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:         That  the  name  of  the  corporation  (the   "Corporation")   is
               Wilmington Rexford, Inc.

SECOND: That the certificate of incorporation of the Corporation (the "Certificate") was originally filed with the Delaware Secretary of State on January 2, 2001, under the name E-Trend Networks, Inc.

THIRD: That Article I of the Certificate is hereby amended to read, in its entirety, as follows:

               "The   name  of   the  Corporation   is   China   Pharmaceuticals
               Corporation."

FOURTH: That Article IV of the Certificate is hereby amended to read, in its entirety, as follows:

                   "(a)  The  total   number  of  shares  of  stock   which  the
               Corporation shall have authority to issue is 51,000,000 shares of capital stock, consisting of (i) 50,000,000 shares of common stock, par value $0.0001 per share (the "Common Stock") and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (the "Preferred Stock").

                   (b) Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of each class of the Common Stock are as follows:

                        (1) No  Cumulative  Voting.  The  holders  of  shares of
               Common Stock shall not have cumulative voting rights.

                        (2) Dividends; Stock Splits. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors


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               from time to  time  out of assets  or  funds  of the  Corporation legally available therefor.

                        (3) Liquidation,  Dissolution,  Winding Up. In the event
               of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively.

                        (4) No Preemptive or Subscription  Rights.  No holder of
               shares of Common Stock shall be entitled to preemptive or subscription rights.

                   (c) Preferred Stock. The Board of Directors is hereby expressly authorized, subject to limitations prescribed by law, to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restriction thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series.

FIFTH: That each issued and outstanding share of Common Stock, par value $0.0001 per share ("Old Common Stock"), outstanding as of the close of business on the date stated as the effective date in the Ninth Article hereof (the "Effective Date") shall automatically, without any action on the part of the holder of the Old Common Stock, be converted into one twentieth (1/20) of a share of Common Stock, par value $0.0001 per share ("New Common Stock"). Immediately following the reverse split, the aggregate number of shares of New Common Stock held by each holder of New Common Stock shall be calculated. Thereafter, all such holders otherwise entitled to receive a fractional share of New Common Stock will receive a full share of New Common Stock in lieu of such fractional share, as each fractional share will be rounded up and become a whole share. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates") shall, from and after the Effective Date, be entitled to receive a certificate or certificates (the "New Certificates") representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates are converted under the terms hereof. Prior to the Effective Date, there are 15,196,035 shares of Old Common Stock issued and outstanding shares. Following the effectuation of the reverse stock split on the Effective Date, there will be approximately 759,800 issued and outstanding shares of New Common Stock. The 15,196,035 shares of Old Common Stock are hereby changed into


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               approximately  759,800 shares of New Common Stock at  the rate of one share of New Common Stock for every twenty shares of Old Common Stock.

SIXTH: That thereafter, pursuant to resolutions of the board of directors, the amendments were authorized by resolutions adopted by the affirmative vote of the stockholders holding not less than the necessary number of shares required by written consent to so authorize, all in accordance with Section 228 of the General Corporation Law of the State of Delaware.

SEVENTH: That said amendments to the Certificate of Incorporation were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

EIGHTH: That the capital of the corporation shall not be reduced under or by reason of said amendments.

NINTH: That this Certificate and the amendments contained therein shall become effective on March 25, 2004.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 5th day of March, 2004.

                                        WILMINGTON REXFORD, INC.


                                        By:  /s/ AARON ZHU
                                           -------------------------------------
                                              Aaron Zhu, President